UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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LIONS GATE ENTERTAINMENT CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR THE 2022 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

To Be Held September 13, 2022

On or about July 28, 2022, Lions Gate Entertainment Corp. (the “Company”) furnished or otherwise made available to shareholders its proxy statement (the “Proxy Statement”) describing the matters to be voted upon at the Company’s Annual General and Special Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, September 13, 2022, beginning at 1:00 p.m., Pacific Time, at the Company’s head office in Canada at Dentons Canada, 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8. This supplement (this “Supplement”) provides some additional information for shareholders to consider with respect to Proposal No. 3 (Advisory Vote to Approve Executive Compensation) and should be read in conjunction with the Proxy Statement. This Supplement is first being furnished or otherwise made available to shareholders on or about August 15, 2022. All capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Amendment to Chief Executive Officer Employment Agreement

On August 12, 2022, the Compensation Committee approved the Company’s exercising its option under its employment agreement with Jon Feltheimer, the Company’s Chief Executive Officer (the “Agreement’), to extend the term of the Agreement through August 21, 2025. The Committee also approved certain amendments to the Agreement. Below is a summary of the terms of the Agreement, as amended.

Pursuant to the Agreement, Mr. Feltheimer receives an annual base salary of $1,500,000 and is eligible to receive an annual performance bonus based on such performance criteria as established by the Committee, with the target bonus commencing with the Company’s 2023 fiscal year being $7,000,000. Any portion of Mr. Feltheimer’ s annual bonus that exceeds $1,500,000 for a particular year may be paid to him in the form of fully vested Company common shares. The Agreement also provides for Mr. Feltheimer to participate in the Company’s usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, reasonable club membership dues and limited use of the Company’s private aircraft. The Agreement also provides for Mr. Feltheimer to receive, subject in each case to approval by the Committee and Mr. Feltheimer’s continued employment through the applicable date of grant, the following equity-based awards for each of the Company’s 2024, 2025 and 2026 fiscal years (the “Annual Grants”): (i) a time-vesting award of restricted share units (“RSUs”) with respect to the Company’s Class B non-voting shares (“Class B Shares”); (ii) a time-vesting award of stock options or share appreciation rights (“SARs”) with respect to the Class B Shares; and (iii) a performance-vesting award of RSUs with respect to the Class B Shares. The aggregate grant date value of each Annual Grant will be $6,000,000 (the “Annual Grant Value”). The number of shares subject to the three awards comprising each Annual Grant will be determined, in the case of each of the two RSU awards, by dividing one-third of the Annual Grant Value by the closing price of a Class B Share on the date of that Annual Grant and, in the case of the award of options or SARs, by dividing one-third of the Annual Grant Value by the per-share value of the award as of the grant date based on the methodology then used by the Company to value options and similar awards for financial statement purposes. Each Annual Grant will be scheduled to vest in equal installments on the first three anniversaries of the applicable grant date. Each of the Annual Grants will be granted under the Company’s 2019 Performance Incentive Plan or a successor equity compensation plan of the Company. Except as noted below, the vesting of each installment of the Annual Grants is subject to Mr. Feltheimer’s continued employment through the applicable vesting date. In addition, the vesting of the performance-based RSU Annual Grants is contingent on achievement of performance metrics to be determined by the Committee for the 12-month period ending on the applicable vesting date. The Agreement provides that each of the Annual Grants described above may be settled in cash, the Class B Shares, the Company’s Class A voting shares, or a combination thereof, as determined by the Committee, with the amount of the payment in each case determined based on the value of the Class B Shares at the time of payment (less the applicable exercise price in the case of options and SARs). The Committee also approved the grant of Mr. Feltheimer on July 27, 2022 of 290,433 time-vesting RSUs and 290,433 performance-vesting RSUs that are generally subject to the same vesting conditions described above.

In the event Mr. Feltheimer’s employment is terminated by the Company without cause or by him for good reason (as such terms are defined in the Agreement), he would be entitled to a cash severance payment equal to the present value of his base salary through August 21, 2025, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and his premiums for continued life and disability insurance through August 21, 2025. In addition, Mr. Feltheimer would be entitled to payment of the target amount of his annual bonus for the fiscal year in which his termination occurs. Mr. Feltheimer’s equity awards granted by the Company pursuant to the Agreement prior to his termination (including the July 2022 grants noted above), to the extent then outstanding and unvested, would become fully vested upon his termination (and if the Annual Grant for the fiscal year in which his termination occurs has not previously been granted, that Annual Grant would be made and would fully vest upon his termination). If Mr. Feltheimer’s employment is terminated by the Company without cause or by him for good reason and such termination occurs on or within 12 months following a change in control of the Company (as defined in the Agreement), he would be entitled to the severance benefits described above, except that his cash severance would be the greater of the present value of his base salary through August 21, 2025 and $6,000,000. In each case, Mr. Feltheimer’s right to receive the severance payments described above would be subject to his execution of a release of claims in favor of the Company. In the event Mr. Feltheimer’s employment with the Company terminates due to his death or disability, his equity awards granted by the Company pursuant to the Agreement (and the July 2022 grants), to the extent then outstanding and unvested, would become fully vested as of the date of such termination.

VOTING MATTERS

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a shareholder, your vote is very important and the Board of Directors of the Company encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by shareholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked.

By Order of The Board of Directors,

Jon Feltheimer
Chief Executive Officer

Santa Monica, California
Vancouver, British Columbia
August 15, 2022